Exhibit (b)(2)

Execution Version

AMENDMENT NO. 1 TO SENIOR SECURED CREDIT FACILITY

This AMENDMENT NO. 1 TO SENIOR SECURED CREDIT FACILITY (this “Amendment”) dated as of December 14, 2018, is among TLP Finance Holdings, LLC, a Delaware limited liability company (the “Borrower”), TLP Acquisition Holdings, LLC, a Delaware limited liability company (“Holdings”), and the Lenders under the Credit Agreement described below that are party hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, Holdings and the financial institutions from time to time party thereto as a lender (the “Lenders”), are parties to that certain Senior Secured Credit Facility dated as of November 25, 2018 (as amended or modified, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that certain amendments and modifications be made to the Credit Agreement and, subject to the terms and conditions of this Amendment, the Lenders have entered into this Amendment with the Borrower and Holdings in order to effectuate such amendments and modifications to the Credit Agreement, all as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

1.           Defined Terms.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

2.           Amendments to Credit Agreement.  Effective as of the date hereof (the “Effective Date”), each occurrence of the term “TransMontaigne LLC” in the Credit Agreement shall hereby be replaced with “TransMontaigne Partners LLC” for all purposes under the Credit Agreement.

3.           Amendments to the Schedules to the Credit Agreement.  As of the Effective Date, Schedule 5.1 and Schedule 5.8 shall be amended and restated as set forth on Exhibit A hereto.

4.           Entire Agreement.  There are no other understandings, express or implied, among the Borrower, Holdings and the Lenders regarding the subject matter hereof.

5.           Jury Trial; Governing Law; Submission to Jurisdiction; Venue.  The terms and provisions of Section 13.2 and Section 13.3 of the Credit Agreement are hereby incorporated by reference, and shall apply to this Amendment mutatis mutandis as if fully set forth herein.

6.           Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

7.           Construction.  This Agreement shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents.